THE BEARD COMPANY                                             News Release
Enterprise Plaza, Suite 320
   5600 North May Avenue                                Herb Mee, Jr., President
Oklahoma City, Oklahoma 73112
(405) 842-2333  OTCBB: BRCO
     www.beardco.com

                               starpay.com, l.l.c.
                               FILES SUIT AGAINST
                     VISA INTERNATIONAL SERVICE ASSOCIATION
                                  AND VISA USA


FOR IMMEDIATE RELEASE:  Friday, May 9, 2003

     Oklahoma City Oklahoma --- The Beard Company (OTCBB:BRCO) today announced that its 71%-owned subsidiary, starpay.com(TM), l.l.c., has filed a suit in the
U. S. District Court for the Northern District of Texas, Dallas Division, against Visa International Service Association and Visa USA, both doing business as Visa.

     starpay and VIMachine, Inc., have filed the suit as co-Plaintiffs against Visa. starpay is the holder of one U.S. Patent and has three patent applications pending which cover various Internet payment methods and security technologies. VIMachine is the holder of a U.S. Patent (the "VIMachine Patent") that covers, among other things, an improved method of authenticating the cardholder involved in an Internet payment transaction. The suit seeks damages and injunctive relief
(i) related to Visa's willful infringement of the VIMachine Patent; (ii) under common law and statutory doctrines of misappropriation or theft of starpay's intellectual property and/or trade secrets; and (iii) related to Visa's breach of certain confidentiality agreements.

     Marc Messner, starpay's President, developed a contractual relationship between starpay and VIMachine to pursue business opportunities involving cardholder authentication for Internet payments. As stated by Messner, "It just made sense for us to combine our strong intellectual property portfolios to pursue common interests in providing security technologies to eliminate consumer repudiation of Internet payment transactions and potentially save the industry billions of dollars."

     During the first quarter of 2000 starpay's technology was relayed to Visa verbally, in face-to-face conferences, telephone calls, in e-mails and in regular correspondence. The suit alleges that, after receiving starpay's technology and ideas, Visa filed a provisional patent application in April of 2000 using information supplied by starpay. The suit also alleges that Visa's payer authentication service ("VPAS") infringes the VIMachine Patent. From early 2000 until recently, starpay tried on several occasions to enter into meaningful negotiations with Visa to resolve their intellectual property concerns. Visa has continually denied their infringement of the VIMachine Patent and starpay's assertion that Visa has appropriated starpay's technology. "As a result, Visa left us no alternative but to file this litigation in order to preserve our rights in this matter," Messner concluded.

     In November of 2000 Visa publicly announced that it was testing VPAS. In September of 2001 Visa stated that, once rolled out globally, it expected VPAS to reduce Internet payment disputes by at least 50%. Plaintiffs allege in the suit that, based upon Visa's transaction volume of about $2 trillion per year, this could easily result in savings of $100 million or more per year. VPAS is the payment system currently being widely advertised as "Verified by Visa" with Emmit Smith as a spokesperson.

     The Beard Company's common stock is traded on the OTC Bulletin Board under the symbol: BRCO. Its operations consist principally of coal reclamation activities, carbon dioxide (CO2) gas production, the construction of composting plants in China, and its e-commerce activities aimed at developing business opportunities to leverage starpay's intellectual property portfolio of Internet payment methods and security technologies.

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FOR FURTHER INFORMATION CONTACT:
Edward L. White
Edward L. White, P.C.
Email:  ewhite@resourceful.com
Telephone:  (405) 810-8188